CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated December 23, 2014, with respect to the financial statements of Wells Fargo Advantage Diversified International Fund, Wells Fargo Advantage Emerging Markets Equity Income Fund, and Wells Fargo Advantage International Equity Fund (three of the funds collectively referred to as the Wells Fargo Advantage International Equity Funds), three of the funds comprising the Wells Fargo Funds Trust, as of October 31, 2014, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 1, 2015